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                                                                     EXHIBIT 4.9

                            INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT is made effective as of the 9th day of July, 2001, by and between NAM TAI ELECTRONICS, INC., a British Virgin Islands International Business Company (the "Company") and ____________ ("Indemnitee").

WHEREAS, it is essential to the Company to retain and attract as directors and executive officers the most capable persons available;

WHEREAS, Indemnitee has recently become, or continues to serve as a director of the Company;

WHEREAS, the Articles of Association of the Company entitle every director or officer of the Company to indemnity out of the assets of the Company against all loses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto and Indemnitee is serving as a director or officer of the Company, in part, in reliance of such Articles of Association; and

WHEREAS, in recognition of Indemnitee's need for substantial protection against personal liability, to maintain Indemnitee's continued service to the Company in an effective manner in reliance on the aforesaid Articles of Association, in part, to provide Indemnitee with specific contractual assurance that the protection promised by such Articles of Association will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of such Articles of Association or the Company's Memorandum of Association or any change in the composition of the Company's Board of Directors or any acquisition transaction relating to the Company), the Company desires to provide in this Agreement for the indemnification of and the advance of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law, as set forth in this Agreement and, to the extent officers' and directors' liability insurance is maintained by the Company, to provide for continued coverage of Indemnitee under the Company's officers' and directors' liability insurance policies.

NOW, THEREFORE, in consideration of the covenants contained herein and of Indemnitee's continuing service to the Company directly, or at its request, other enterprises, and intending to be legally bound thereby, the parties hereto agree as follows:

1.      CERTAIN DEFINITIONS

               (a) Acquiring Person: shall mean any Person other than: (i) the Company; (ii) any of the Company's Subsidiaries; (iii) any employee benefit plan of the Company or of a Subsidiary of the Company or of a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (iv) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary of the Company or of a


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corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

               (b) Change in Control: shall be deemed to have occurred if: (i) any Acquiring Person is, or becomes the "beneficial owner" (as defined in Rule 13d-3 and 14d-1 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power or more of the then outstanding Voting Securities of the Company; or (ii) members of the Incumbent Board cease for any reason to constitute at least a majority of the Board of Directors of the Company; or (iii) a public announcement is made of a tender or exchange offer by an Acquiring Person for 50% or more of the outstanding Voting Securities of the Company, and the Board of Directors of the Company approves or fails to oppose that tender or exchange offer in its statements in Schedule 14D-9 under the Exchange Act; or (iv) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, partnership or other entity (or, if no such approval is required, the consummation of such a merger or consolidation of the Company), other than a merger or consolidation that would result in the Voting Securities of the Company outstanding immediately prior to the consummation thereof continuing to represent, either by remaining outstanding or by being converted into Voting Securities of the surviving entity or its parent, at least 80% of the total Voting Securities outstanding immediately after that merger or consolidation; or (v) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or, if no such approval is required, the consummation of such a liquidation, sale, or disposition in one transaction or series of related transactions) other than a liquidation, sale, or disposition of all or substantially all of the Company's assets in one transaction or a series of related transactions to a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

               (c) Claim: any threatened, pending, or completed action, suit, proceeding or alternative dispute resolution mechanism (including, without limitation, securities laws actions, suits, and proceedings), or any inquiry, hearing or investigation (including discovery), whether conducted by the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any action, suit, proceeding or alternative dispute resolution mechanism whether civil, criminal, administrative, investigative, or other.

               (d) Expenses: include attorneys' fees and all other costs, travel expenses, fees of experts, transcript costs, filing fees, witness fees, telephone charges, postage, delivery service fees, expenses and obligations of any nature whatsoever paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim relating to any Indemnifiable Event.

               (e) Incumbent Board: individuals, who, as of June 23, 2001 constitute the Board of Directors of the Company and any other individual who becomes a director of the Company after that date and whose election or appointment by the Board of

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Directors or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board.

               (f) Indemnifiable Event: any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent, or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent, or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or by reason of anything done or not done by Indemnitee in any such capacity. For purposes of this Agreement, the Company agrees that Indemnitee's service on behalf of or with respect to any Subsidiary of the Company shall be deemed to be at the request of the Company.

               (g) Independent Legal Counsel: special, independent counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld), and who has not otherwise performed services for the Company or for Indemnitee within the last five years (other than as Independent Legal Counsel under this Agreement or similar agreements). Independent Legal Counsel shall not be any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's rights under this Agreement, nor shall Independent Legal Counsel be any person who has been sanctioned or censured for ethical violations of applicable standards of professional conduct.

               (h) Person: any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust, or other entity. A Person, together with that Person's Affiliates and Associates (as those terms are defined in Rule 12b-2 under the Exchange Act), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate, or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting, or disposing of securities of the Company with such Person, shall be deemed a single "Person."

               (i) Potential Change in Control: shall be deemed to have occurred if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) any Person (including the Company) publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a Change in Control; (iii) any Acquiring Person who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the then outstanding Voting Securities of the Company increases its beneficial ownership of such securities by 5% or more over the percentage so owned by that Person on the date of this Agreement; or (iv) the Board of Directors of the Company adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

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               (j) Reviewing Party: any appropriate person or body consisting of a member or members of the Company's Board of Directors or any other person or body appointed by the Board who is not a party to the particular Claim for which Indemnitee is seeking indemnification or Independent Legal Counsel.

               (k) Subsidiary: with respect to any Person, any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

               (l) Voting Securities: any securities that vote generally in the election of directors, in the admission of general partners, or in the selection of any other similar governing body.

2.      BASIC INDEMNIFICATION AND EXPENSE REIMBURSEMENT ARRANGEMENT

               (a) If Indemnitee was, is, or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable but in any event no later than 30 days after written demand is presented to the Company, against any and all Expenses, judgments, fines, penalties, or amounts paid in settlement (including all interest, assessments, and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties, or amounts paid in settlement) of or with respect to that Claim and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement (including the creation of the trust referred to in Section 4 hereof). Notwithstanding anything in this Agreement to the contrary and except as provided in Section 5, prior to a Change in Control, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by Indemnitee against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such Claim. Notwithstanding the foregoing, the obligations of the Company under Section 2(a) shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which Independent Legal Counsel referred to in Section 3 hereof is involved) that Indemnitee would not be permitted to be indemnified under applicable law. Nothing contained in this Agreement shall require any determination under this Section 2(a) to be made by the Reviewing Party prior to the disposition or conclusion of the Claim against the Indemnitee; provided, however, that Expense Advances shall continue to be made by the Company pursuant to and to the extent required by the provisions of Section 2(b).

               (b) If so requested by Indemnitee, the Company shall pay any and all Expenses incurred by Indemnitee (or, if applicable, reimburse Indemnitee for any and all Expenses incurred by Indemnitee and previously paid by Indemnitee) within five business days after such request (an "Expense Advance"). The Company shall be obligated to make or pay an Expense Advance in advance of the final disposition or conclusion of any Claim. In connection with any request for an Expense Advance, if requested by the Company,

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Indemnitee or Indemnitee's counsel shall submit an affidavit stating that the
Expenses incurred were reasonable. Any dispute as to the reasonableness of any Expense shall not delay an Expense Advance by the Company, and the Company agrees that any such dispute shall be resolved only upon the disposition or conclusion of the underlying Claim against the Indemnitee. If, when, and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be indemnified with respect to a Claim under applicable law, the Company shall be entitled to be reimbursed by Indemnitee and Indemnitee hereby agrees to reimburse the Company without interest (which agreement shall be an unsecured obligation of Indemnitee) for all related Expense Advances theretofore made or paid by the Company; provided, however, that if Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance, and the Company shall be obligated to continue to make Expense Advances, until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). If there has not been a Change in Control, the Reviewing Party shall be selected by the Board of Directors of the Company. If there has been a Change in Control, the Reviewing Party shall be advised by or shall be the Independent Legal Counsel referred to in Section 3 hereof, if and as Indemnitee so requests. If there has not been any determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in any court within or without the British Virgin Islands having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

3.      CHANGE IN CONTROL

               The Company agrees that, if there is a Change in Control and if Indemnitee requests in writing that Independent Legal Counsel advise the Reviewing Party or be the Reviewing Party, then the Company shall not deny any indemnification payments (and Expense Advances shall continue to be paid by the Company pursuant to Section 2(b)) that Indemnitee requests or demands under this Agreement or any other agreement or law now or hereafter in effect relating to Claims for Indemnifiable Events. The Company further agrees not to request or seek reimbursement from Indemnitee of any related Expense Advances unless, with respect to a denied indemnification payment, Independent Legal Counsel has rendered its written opinion to the Company and Indemnitee that the Company would not be permitted under applicable law to pay Indemnitee such indemnification payment. The Company agrees to pay the reasonable fees of Independent Legal Counsel referred to in this Section 3 and to indemnify fully Independent Legal Counsel against any and all expenses (including attorneys' fees), claims, liabilities, and damages arising out of or relating to this Agreement or Independent Legal Counsel's engagement pursuant hereto.

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4.      ESTABLISHMENT OF TRUST

               In the event of a Potential Change in Control, the Company shall, upon written request by Indemnitee, create a trust for the benefit of Indemnitee (the "Trust") and from time to time upon written request of Indemnitee the Company shall fund the Trust in an amount sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for, and defending any Claim relating to an Indemnifiable Event, and any and all judgments, fines, penalties, and settlement amounts of any and all Claims relating to an Indemnifiable Event from time to time actually paid or claimed, reasonably anticipated, or proposed to be paid. The amount or amounts to be deposited in the Trust pursuant to the foregoing funding obligation shall be determined by the Reviewing Party, in any situation in which Independent Legal Counsel referred to in Section 3 is involved. The terms of the Trust shall provide that, upon a Change in Control,
(i) the Trust shall not be revoked or the principal thereof invaded, without the written consent of Indemnitee; (ii) the trustee of the Trust shall advance, within five business days of a request by Indemnitee, any and all Expenses to Indemnitee (and Indemnitee hereby agrees to reimburse the Trust under the circumstances in which Indemnitee would be required to reimburse the Company for Expense Advances under Section 2(b) of this Agreement); (iii) the Trust shall continue to be funded by the Company in accordance with the funding obligation set forth above; (iv) the trustee of the Trust shall promptly pay to Indemnitee all amounts for which Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise; and (v) all unexpended funds in that Trust shall revert to the Company upon a final determination by the Reviewing Party or a court of competent jurisdiction, as the case may be, that Indemnitee has been fully indemnified under the terms of this Agreement. The trustee of the Trust shall be chosen by Indemnitee. Nothing in this Section 4 shall relieve the Company of any of its obligations under this Agreement. All income earned on the assets held in the trust shall be reported as income by the Company for federal, state, local and foreign tax purposes.

5.      INDEMNIFICATION FOR ADDITIONAL EXPENSES

               The Company shall indemnify Indemnitee against any and all costs and expenses (including attorneys' and expert witnesses' fees) and, if requested by Indemnitee, shall (within five business days of that request) advance those costs and expenses to Indemnitee, that are incurred by Indemnitee in connection with any claim asserted against or action brought by Indemnitee for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or provision of the Company's Certificate of Incorporation or Articles of Association now or hereafter in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors' and officers' liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to that indemnification, advance expense payment, or insurance recovery, as the case may be.

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6.      PARTIAL INDEMNITY

               If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties, and amounts paid in settlement of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

7.      CONTRIBUTION

               (a) Contribution Payment: To the extent the indemnification provided for under any provision of this Agreement is determined (in the manner hereinabove provided) not to be permitted under applicable law, then if Indemnitee was, is, or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount of any and all Expenses, judgments, fines, or penalties assessed against or incurred or paid by Indemnitee on account of that Claim and any and all amounts paid in settlement of that Claim (including all interest, assessments, and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties, or amounts paid in settlement) for which such indemnification is not permitted ("Contribution Amounts"), in such proportion as is appropriate to reflect the relative fault with respect to the Indemnifiable Event giving rise to the Contribution Amounts of Indemnitee, on the one hand, and of the Company and any and all other parties (including officers and directors of the Company other than Indemnitee) who may be at fault with respect to such Indemnifiable Event (collectively, including the Company, the "Third Parties") on the other hand.

               (b) Relative Fault: The relative fault of the Third Parties and the Indemnitee shall be determined (i) by reference to the relative fault of Indemnitee as determined by the court or other governmental agency assessing the Contribution Amount, or (ii) to the extent such court or other governmental agency does not apportion relative fault, by the Reviewing Party (which shall include Independent Legal Counsel) after giving effect to, among other things, the relative intent, knowledge, access to information, and opportunity to prevent or correct the applicable Indemnifiable Event and other relevant equitable considerations of each party. The Company and Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does take account of the equitable considerations referred to in this Section 7(b).

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8.      BURDEN OF PROOF

               It shall be a defense to any action brought by the Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for expenses incurred in defending a Claim in advance of its final disposition where the required undertaking has been tendered by the Company) that the Indemnitee has not met the standards of conduct that make it permissible under the British Virgin Islands International Business Companies Act for the Company to indemnify the Indemnitee for the amount claimed. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified under any provision of this Agreement or to receive contribution pursuant to Section 7 of this Agreement, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

9.      NO PRESUMPTION

               For purposes of this Agreement, the termination of any claim, action, suit, or proceeding, by judgment, order, settlement (whether with or without court approval), or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

10.     NON-EXCLUSIVITY

               The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company's Memorandum or Articles of Association, the British Virgin Islands International Business Companies Act or otherwise. To the extent that a change in the British Virgin Islands International Business Companies Act (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company's Memorandum or Articles of Association and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by that change.

11.     NO CONSTRUCTION AS EMPLOYMENT AGREEMENT

               Nothing contained herein shall be construed as giving Indemnitee any right to be retained in the employ of the Company of any of its Subsidiaries.

12.     LIABILITY INSURANCE

               Except as otherwise agreed to by the Company and Indemnitee in a written agreement, to the extent the Company maintains an insurance policy or policies providing directors' and officers' liability insurance, Indemnitee shall be covered by that policy or those policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

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13.     PERIOD OF LIMITATIONS

               No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any affiliate of the Company against Indemnitee or Indemnitee's spouse, heirs, executors, or personal or legal representatives after the expiration of three years from the date of accrual of that cause of action, and any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within that three-year period; provided, however, that, if any shorter period of limitations is otherwise applicable to any such cause of action, the shorter period shall govern.

14.     AMENDMENTS

               No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall that waiver constitute a continuing waiver.

15.     SUBROGATION

               In the event of payment under this Agreement, the Company shall be subrogated to the extent of that payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure those rights, including the execution of the documents necessary to enable the Company effectively to bring suit to enforce those rights.

16.     NO DUPLICATION OF PAYMENTS

               The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, provision of the Company's Memorandum or Articles of Association or otherwise) of the amounts otherwise indemnifiable hereunder.

17.     BINDING EFFECT; MERGER

               This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

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This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer or director of the Company or another enterprise at the Company's request.

18.     SEVERABILITY

        If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, that provision shall be fully severable; this Agreement shall be construed and enforced as if that illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of that illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

19.     GOVERNING LAW

        This Agreement shall be governed by and construed and enforced in accordance with the laws of the British Virgin Islands applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws or choice of laws.

20.     CONSTRUCTION

        The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Pronouns shall be construed to include the masculine, feminine, neuter, singular and plural, as the context requires.

21.     NOTICES

        Whenever this Agreement requires or permits notice to be given by one party to the other, such notice must be in writing to be effective and shall be deemed delivered and received by the party to whom it is sent upon actual receipt (by any means) of such notice. Receipt of a notice by any officer of the Company (other than Indemnitee, if an officer of the Company) shall be deemed receipt of such notice by the Company.

22.     COUNTERPARTS

        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.


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               IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first written above.

                       NAM TAI ELECTRONICS, INC.
                       a British Virgin Islands International Business Company


                       By: ___________________________________
                             ___________________________

                             Its:_______________________

                    INDEMNITEE:


                       By: ___________________________________





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